EXHIBIT 10.32

JMR Funding, Inc.
2455 E. Sunrise Blvd.
Suite 700
Ft. Lauderdale, FL 33304

November 4, 1996

Ocurest Laboratories, Inc.
4400 PGA Blvd., Suite 300
Palm Beach Gardens, FL 33410

Gentlemen:

Reference is made to that certain Agreement made and entered into effective November 15, 1995 which was executed on June 28, 1996 with respect to our purchase and sale of your accounts receivable and finished goods inventory and a loan to you of $524,000 (the "Agreement").

This confirms that for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, notwithstanding the provisions to the contrary in Section 14 of the Agreement, JMR Funding, Inc. hereby agrees not to terminate the Agreement on or before November 30, 1997.

Sincerely,

JMR Funding, Inc.

By: /s/ Irving H. Bowen
  ----------------------------------
  Irving H. Bowen, Managing Director

IHB:lw